Exhibit 10.14

BORQS Technologies, Inc.

Tower A, Building B23, Universal Business Park

No.10 Jiuxianqiao Road, Chaoyang District

Beijing 100015

China

5201 Great America Parkway, Suite 320

Santa Clara, California 95054

U.S.A.

January 8, 2018

Shanghai KADI Technologies Co., Ltd.

No.156 Chang Ji Road, Building 10

Anting Town, Jiading District

Shanghai, China

Gentlemen:

This Letter of Intent (“Letter of Intent”) outlines the general terms and conditions pursuant to which Borqs Technologies, Inc. a British Virgin Island Corporation (“BORQS” or the “Company”), proposes to acquire 60% of the issued and outstanding shares of Shanghai KADI Technologies Co., Ltd. and all of its subsidiaries or affiliated companies, if any, (together known as “KADI”) as contemplated hereunder (the “Proposed Transaction”), with proposed terms and conditions in Exhibit A attached hereto (the “Term Sheet”). BORQS and KADI together are known as the Parties. This Letter of Intent and the accompanying Term Sheet is subject to change and further negotiations until the final terms and conditions are mutually accepted and fully described in a definitive agreement governing the Proposed Transaction (the “Definitive Agreement”).

The terms of this Letter of Intent, although subject to change and further defined, are intended to provide a framework of the Proposed Transaction and obligate the Parties particularly on (a) following items “Items” set forth in Exhibit A: Exclusivity and Termination, Advance Payments, Confirmatory Due Diligence, Transaction Costs, Governing Law & Jurisdiction, and Confidentiality, and (b) the second, third and fourth paragraphs hereof. Final binding agreement by the Parties shall be provided in a Definitive Agreement mutually agreed upon and executed by the Parties. It is not the intention of the Parties hereto to be bound by any statements or tentative commitments, which might be made during the negotiation of the Proposed Transaction.

This Letter of Intent may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

This Letter of Intent, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, will be governed by and construed under and in accordance with the laws of Hong Kong SAR, without regard to conflicts of law principles that would result in the application of any law other than the laws of Hong Kong SAR. Each party to this Letter of Intent hereby irrevocably and unconditionally submits, for itself and its property, in any action or proceeding arising out of or relating to this Letter of Intent or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the court of the said jurisdiction, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

This Letter of Intent is executed by the Parties on the condition that KADI has provided evidence satisfactory to BORQS that previously signed financing agreements KADI had made with other parties, particularly two such agreements with investment funds from Nanchang, Jiangxi Province, have been validly cancelled.

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Letter of Intent.

[ Signature page to follow. ]

Very Truly Yours,
BORQS TECHNOLOGIES, INC.

By:
Name:	Pat Chan
Title:	Chairman of the Board and Chief Executive Officer

Accepted and Agreed to as of

Date:

SHANGHAI KADI TECHNOLOGIES CO., LTD.

By:
Name:	Lin, Hu
Title:	Chairman of the Board and General Manager

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EXHIBIT A - TERM SHEET (all figures in US$)

Acquiring Entity:	Borqs Technologies, Inc. (the “Company” or “BORQS”)
Place of Incorporation:	British Virgin Islands
Trading Symbol:	BRQS
Stock Exchange:	Nasdaq Capital Market (“Nasdaq”)
Ordinary Shares Outstanding:	30,804,637 common shares as of December 15, 2017

Acquisition Target Company:	Shanghai KADI Technologies Co., Ltd. (“KADI”)

Resulting Company Structure:	Borqs Technologies, Inc. directly or indirectly owning 60% of Shanghai KADI Technologies Co., Ltd., with an exclusive option, valid until 12/31/2021 to purchase the remainder 40% with a 9% premium to the consideration paid for the first 60%.

Total Consideration to be Paid by BORQS to KADI Owners:	For owning 60% of KADI, BORQS shall pay an amount of $15.0 million in total, consisting of:
$11.7 million in cash; and
$3.3 million in BORQS ordinary shares.

Additional Financial Support by BORQS	All hardware components shall be subcontracted from KADI to BORQS, with BORQS responsible for the delivery of hardware components, inclusive of all materials and supply chain management, to KADI for final assembly.

Schedule of Payments and Conditions:	Closing of the Proposed Transaction shall be subject to the completion of fundraising solely to be determined by BORQS. The payment of the consideration shall be paid according to of the following schedule:

a. At Closing, which is anticipated but not guaranteed to be within the 1st quarter of 2018, $5m in cash will be paid to KADI which includes $1.0m for operational purposes and $4.0m for set up of manufacturing facilities in Nanchang, Jiangxi Province;

b. In the 2nd half of 2018, $2.7m in cash will be paid to KADI for operational purposes;

c. At Closing, $0.2m in ordinary shares of Borqs shall be issued to the owners of KADI. After the completion of accounting audit of KADI’s financial results for the year ending 12/31/2018, $1m in ordinary shares of BORQS shall be issued to the owners of KADI based on (i) achieving at least 70% of the forecasted revenue target of $7.7m, and (ii) in direct proportion to the 2018 after-tax net income target of $1.0m on pro-rata basis, with a maximum ceiling at 120%;

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d. In the 1st half of 2019, $2.0m in cash will be paid to KADI for operational purposes; and in the 2nd half of 2019, $2.0m in cash will be paid to KADI for operational purposes;

e. After the completion of accounting audit of KADI’s financial results for the year ending 12/31/2019, $1.1m in ordinary shares of BORQS shall be issued to the owners of KADI based on (i) achieving at least 70% of the forecasted revenue target of $20.4m, and (ii) in direct proportion to the 2019 after-tax net income target of $3.0m on pro-rata basis, with a maximum ceiling at 120%;

f. After the completion of accounting audit of KADI’s financial results for the year ending 12/31/2020, $1.0m in ordinary shares of BORQS shall be issued to the owners of KADI based on (i) achieving at least 70% of the forecasted revenue target of $20.4m, and (ii) in direct proportion to the 2020 after-tax net income target of $3.0m on pro-rata basis, with a maximum ceiling at 120%;

g. The amount of ordinary shares of BORQS issued to the owner of KADI shall be calculated based on the volume weighted average closing price of the shares as traded on NASDAQ for the 20 preceding trading days immediately prior to the date of issuance; and

h. All ordinary shares of BORQS issued to the owner of KADI shall be subject to lock-up from sale until after 06/30/2021.

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Covenants of KADI:	Prior to the execution of the Definitive Agreement, KADI shall submit to BORQS, a legal opinion from a top tier law firm in China acceptable to BORQS, regarding KADI that:

a. It is duly organized under the laws of the People’s Republic of China;

b. It is free from any outstanding debt from private individuals or financial institutions;

c. It is free from any final or pending court judgement;

d. It is free from any unpaid taxes of any type or from any jurisdiction;

e. There is no final or pending, commercial or criminal, court judgement against any of KADI’s owners;

f. KADI’s intellectual properties are not known to be encumbered by any potential claims;

g. KADI’s current technologies are not known to have infringed on any domestic or international rights, and that the owners of KADI personally guarantees that to the best of their knowledge there is no known infringement on intellectual property rights of any party in the world;

h. A complete list of unpaid outstanding invoices, and unpaid salaries if any, as of the date of this Letter of Intend to be provided to include name of the beneficiary, the amount, and a short description of each item;

i. Includes copies of all product liability and/or quality inspection reports on KADI’s technology or sample products;

j. Any derogatory matter that in the opinion of the law firm providing the legal opinion should be made known to BORQS for the purpose of BORQS making the final decision in the acquisition of ownership of KADI; and

k. An official statement from ESPIRIT that the commercial contracts signed with KADI shall remain in effect upon the investment from BORQS into KADI as contemplated hereof.

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Exclusivity and Termination:	Until the earlier of (i) 9 months after the execution of this Letter of Intent, (ii) the time BORQS has indicated in writing that it no longer desires to pursue the Proposed Transaction, or (iii) execution of a Definitive Agreement (the “Exclusivity Period”), KADI shall not be engaged in discussion with any other party except BORQS regarding a merger, acquisition, equity financing, business combination or any transaction that would cause the ownership and/or outstanding shares of KADI to change.

Advance Payments:	Upon the execution of this Letter of Intent, BORQS shall pay to KADI, US$150,000 as working capital for KADI and shall continue to pay the same amount each month thereafter for up to a maximum of 3 additional months, or until the Closing of the Proposed Transaction if so happens sooner than 4 months from signing of this Letter of Intent. The first payment shall be made within 3 business days from the signing of this Letter of Intent. It shall be entirely in the discretion of BORQS to discontinue making such monthly Advance Payment in the event that BORQS discovers derogatory matters previously unknown to BORQS.

Advance Payments made shall be deducted from the first payment to KADI for working capital as described in the above section of “Schedule of Payments”.

In the event that the Proposed Transaction cannot be closed after 9 months from this Letter of Intent, the total of Advanced Payments made shall become converted into 5% ownership of KADI.

Additional Closing Conditions:	The Proposed Transaction is subject to customary conditions appropriate for a similar share exchange transaction or merger, including:

a. No material adverse change in the business, subsidiaries, operations, prospects or financial condition of the Parties, unless waived by the non-offending party;

b. The representations and warranties of both Parties being true and correct at signing of the Definitive Documents and closing of the Proposed Transaction;

c. Receipt of all equity holder, governmental, regulatory and third-party requisite approvals and consents, including the completion of the SEC process and the required fundraising as contemplated by BORQS;

d. The terms and conditions of the Proposed Transaction must be acceptable to both Parties and approved by each of their respective Board of Directors;

e. There is no relationship of partnership, agency, employment, or joint venture between the Parties. No party has the authority to bind the other or incur any obligation on its behalf;

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f. KADI shall accept and cooperate with an accountant assigned by BORQS within KADI’s operation;

g. KADI agrees to provide BORQS with any information relating to the any government filings contemplated by the Proposed Transaction, and consents to the disclosure of such if and when required under US securities law; and

h. Subject to such customary additional terms not inconsistent with the above as agreed between the Parties.

Confirmatory Due Diligence:	Upon acceptance of the Letter of Intent, KADI will cause its current legal counsel, accountants, agents and representatives to cooperate with BORQS in order for BORQS to conduct due diligence, including getting access to KADI’s legal and accounting records, visiting and inspecting the location(s) of KADI and meeting with KADI’s management, suppliers and customers.

Transaction Costs:	Each Party shall be responsible for its own costs and expenses in negotiating the transaction, preparing and negotiating the Definitive Documents and preparing all required disclosure relating to documents required to be filed with the Securities and Exchange Commission and other regulatory authorities in connection with the Proposed transaction.

Governing Law & Jurisdiction:	Hong Kong SAR

Confidentiality:	The Parties to this Letter of Intent acknowledge and agree that the existence and terms of this Letter of Intent and the Term Sheet are strictly confidential and further agree that they and their respective representatives, including without limitation, shareholders, directors, officers, employees or advisors, shall not disclose to the public or to any third party the existence or terms of this Letter of Intent or the Proposed Transaction other than with the express prior written consent of the other party, except as may be required by applicable law, rule or regulation, or at the request of any governmental, judicial, regulatory or supervisory authority having jurisdiction over a party or any of its representatives, control persons or affiliates (including, without limitation, the rules or regulations of the SEC or FINRA), or as may be required to defend any action brought against such party in connection with the transaction. If a party is so required to make such a disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that the disclosure is required, and the time and place that the disclosure will be made. In such event, the Parties will work together to draft a disclosure which is acceptable to both Parties.

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